SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                Amendment No. 1

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                BLOCKBUSTER, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    93679108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 26, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 93679108                SCHEDULE 13G                Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dimensional Partners, L.P.
      I.R.S. #13-5514352
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           370,880
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        370,880
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      370,880
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.196% but 5.98% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JDS Asset Management, LLC
      I.R.S. #13-4053441
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           370,880
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        370,880
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      370,880
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.196% but 5.98% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dimensional Partners, Ltd

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,483,520
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,483,520
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,483,520
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.784% but 5.98% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 5 of 16 Pages
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Capital Management, Inc.
      I.R.S #13-3918633
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,483,520
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,483,520
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,483,520
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.784% but 5.98% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph D. Samberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,854,400
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,854,400
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,854,400
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.98%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G is filed by (i) Dimensional Partners, L.P., a Delaware limited partnership ("Dimensional I"), (ii) the general partner of Dimensional I, JDS Asset Management, LLC, a Delaware limited liability company ("JDSAM"), (iii) Dimensional Partners, Ltd., a Cayman Islands company ("Dimensional II"), (iv) the investment manager and subadvisor of Dimensional II, JDS Capital Management, Inc., a Delaware corporation ("JDSCM"), and (v) Joseph D. Samberg, the Managing Member of JDSAM and the President of JDSCM ("Samberg") (collectively, the "Reporting Persons").

Item 1(a)         Name of Issuer
----------------------------------

                  Blockbuster, Inc.

Item 1(b)         Address of Issuer's Principal Executive Office
------------------------------------------------------------------

                  1201 Elm Street, Dallas, Texas 75270

Item 2(a)         Name of Person Filing
-----------------------------------------

                  Dimensional Partners, L.P.
                  JDS Asset Management, LLC
                  Dimensional Partners, Ltd.
                  JDS Capital Management, Inc.
                  Joseph D. Samberg

Item 2(b)         Address of Principal Business Office
--------------------------------------------------------

                  Address of principal business office of each of Dimensional I, JDSAM, JDSCM and Samberg is: 780 Third Avenue, 45th Floor,
                  New York, NY 10017.

                  Address of principal business office of Dimensional II is:
                  Corporate Center, West Bay Road, P.O. Box 31106 SMB,
                  Grand Cayman, Cayman Islands.

Item 2(c)         Citizenship
-------------------------------

                  Dimensional I is a Delaware limited partnership; JDSAM is a Delaware limited liability company, Dimensional II is a Cayman Islands company, JDSCM is a Delaware corporation, and Samberg is a citizen of the United States.

Item 2(d)         Title of Class of Securities
------------------------------------------------

                  Class A Common Stock, par value $0.01 per share

Item 2(e)         CUSIP Number
--------------------------------

                  93679108

Item 3            If this statement is filed pursuant to Rules 13d-1(b) or
----------------------------------------------------------------------------
                  13-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------

                  (a)  |_| Broker of Dealer registered under Section 15 of the
                       Act

                  (b)  |_| Bank as defined in Section 3(a)(6) of the Act

                  (c) |_| Insurance company as defined in Section 3(a)(19) of the Act

                  (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940

                  (e) |_| An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

                  (f) |_| An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

                  (g) |_| A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

                  (h) |_| A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i) |_| A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j)  |_| Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4            Ownership
-----------------------------

                  As of January 26, 2000, Dimensional II beneficially owns 1,483,520 shares of Class A Common Stock representing, in aggregate, 4.784% of the total outstanding shares of Class A Common Stock, and Dimensional I beneficially owns 370,880 shares of Class A Common Stock representing, in aggregate, 1.196% of the total outstanding shares of Class A Common Stock. In aggregate, Dimensional I and Dimensional II beneficially own 1,854,400 shares of Class A Common Stock, such shares representing 5.98% of the total outstanding shares of Class A Common Stock. JDSAM, as the general partner of Dimensional I, and Samberg, as the Managing Member of JDSAM, have shared voting power and dispositive power over the shares held by Dimensional I and may be deemed to be the beneficial owners of these shares. JDSCM, as the investment manager and subadvisor of Dimensional II, and Samberg, as the President of JDSCM, have shared voting and dispositive power over the shares held by Dimensional II and may be deemed to be the beneficial owners of these shares.

Item 5            Ownership of Five Percent or Less of a Class
----------------------------------------------------------------

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
----------------------------------------------------------------------------
                  Person
                  ------

                  Not applicable

Item 7            Identification and Classification of the Subsidiary Which
-----------------------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------

                  Not applicable

Item 8            Identification and Classification of Members of the Group
-----------------------------------------------------------------------------

                  Not applicable

Item 9            Notice of Dissolution of Group
--------------------------------------------------

                  Not applicable

Item 10           Certification
---------------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 28, 2000


                                        DIMENSIONAL PARTNERS, LTD.

                                           By: JDS Capital Management, Inc.,
                                           its investment manager and subadvisor

                                           By: /s/ Joseph D. Samberg
                                               -----------------------------
                                               Name:  Joseph D. Samberg
                                               Title: President

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 28, 2000


                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, LLC,
                                          its general partner

                                          By: /s/ Joseph D. Samberg
                                             ------------------------------
                                              Name:  Joseph D. Samberg
                                              Title: Managing Member

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 28, 2000


                               JDS ASSET MANAGEMENT, LLC


                               By: /s/ Joseph D. Samberg
                                  ---------------------------------
                                  Name:  Joseph D. Samberg
                                  Title: Managing Member

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 28, 2000


                                        JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph D. Samberg
                                           -------------------------------
                                           Name:  Joseph D. Samberg
                                           Title: President

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 28, 2000


                                             /s/ Joseph D. Samberg
                                             -------------------------------
                                             Joseph D. Samberg

                            JOINT FILING AGREEMENT

          The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Blockbuster, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) on behalf of each such person.

Date: March 28, 2000